EXHIBIT 99.1

Media Inquiries:	Investor Inquiries:
Lynn Newman	Matthew Booher
908-953-8692 (office)	908-953-7500 (office)
908-672-1321 (mobile)	mbooher@avaya.com
lynnnewman@avaya.com

AVAYA REPORTS EPS OF $0.13 FOR SECOND FISCAL QUARTER OF 2007

— Non-GAAP EPS Excluding Restructuring Charges was 14 Cents Compared to 11 Cents in 2006

— GAAP Operating Income was $81 Million; Non-GAAP Operating Income Excluding Restructuring Charges was $91 Million

— Company Generated $205 Million in Operating Cash Flow

— Worldwide Product Sales Grew 8 Percent Year Over Year, Including 15 Percent Growth in Converged Voice Applications

FOR IMMEDIATE RELEASE: WEDNESDAY, APRIL 25, 2007

BASKING RIDGE, N. J. — Avaya Inc., (NYSE:AV) a leading global provider of business communications applications, software and services, today announced net income of $57 million and earnings per share of 13 cents for the second fiscal quarter of 2007 on a U.S. generally accepted accounting principles (GAAP) basis.  In the second fiscal quarter of 2006, the company reported net income of $38 million and earnings per share of 8 cents on a GAAP basis.  Excluding restructuring charges, non-GAAP net income for the second fiscal quarter of 2007 was $64 million or 14 cents per share, compared with $50 million or 11 cents per share for the same quarter in fiscal 2006.  (See chart accompanying release.)

Avaya’s second fiscal quarter 2007 revenues increased 4.5 percent to $1.294 billion compared to $1.238 billion in the same period last year.  Sales of products grew 8 percent year over year, led by a 15 percent increase in sales of converged voice applications.

“In the second quarter we generated strong growth across our strategic initiatives—IP telephony, applications and professional services—while maintaining our cost and expense management and delivering solid bottom line results,” said Lou D’Ambrosio, president and CEO, Avaya.  “As we move through the second fiscal half of 2007, we remain focused on delivering value through transforming our company around Intelligent Communications and creating customer impact through market-leading communications solutions.”

The company reported operating income for the second fiscal quarter of 2007 of $81 million and non-GAAP operating income of $91 million.  In the second fiscal quarter of 2006, the company reported operating income of $53 million and non-GAAP operating income of $73 million. (See chart accompanying release.)

Avaya generated $205 million in operating cash flow during the second fiscal quarter of 2007 compared to $169 million in the second fiscal quarter of 2006.  During the quarter, the company used

$146 million in cash to acquire Ubiquity Software Corporation and used $94 million in cash to repurchase shares.

Fiscal 2007 Year-To-Date Results

For the first six months of fiscal 2007, Avaya earned GAAP net income of $128 million and earnings per share of 28 cents compared to net income of $109 million and earnings per share of 23 cents for the first six months of fiscal 2006.  Revenues for the first six months of fiscal 2007 were $2.574 billion compared to $2.487 billion last year.

Second Fiscal Quarter Highlights

Since the end of the last quarter, Avaya has made important strides in extending its technology leadership including the following:

Avaya completed the acquisition of Ubiquity Software Corporation, whose product is one of the leading software platforms for the development and delivery of SIP solutions, a critical industry standard.  Ubiquity develops and markets SIP-based communications software for fixed and mobile communications service providers, systems integrators, independent software vendors and channel partners. Ubiquity’s range of products has been developed to take advantage of the telecommunications industry’s migration toward all-IP networks.

Avaya introduced a new solution that addresses the challenges businesses face in responding faster, smarter and more effectively in today’s “always-on” world. It embeds Avaya Intelligent Communications capabilities into all types of business processes, resulting in new Communications Enabled Business Processes (CEBP) that help automate and manage the human collaboration required to conduct business. Comprised of new software and services, the CEBP solution enables enterprises to enhance operational efficiency, worker productivity and customer satisfaction.

Avaya announced broad enhancements to its IP telephony portfolio, with the next generation of its industry-leading IP telephony platform, Communications Manager 4.0,  and availability of its complete line of next-generation Avaya one-X™ Deskphones. Avaya Communication Manager 4.0 allows enterprise customers to build larger, more flexible communication networks and delivers industry-leading business continuity capabilities addressing the need for secure, highly available communications. The phones will have new standards-based SIP firmware, providing an open, standards-based platform for greater interoperability and investment protection.

The new Avaya one-X™ Portal, is a Web-based interface that enables employees to easily and securely access Avaya telephony, messaging, mobility and conferencing applications. The Avaya one-X™ Portal improves productivity, user control and business continuity by consolidating communications applications and directories into a single user interface that can be accessed and managed from any PC or MAC. The Portal simplifies access to advanced communications that can improve responsiveness and collaboration while reducing costs to the business.  It increases the control users have over their communications by enabling them to define with whom they will interact in real time.

Avaya will collaborate with Lenovo Group Ltd. on IP and unified communications solutions that combine both companies’ technologies. The joint solution will enable Lenovo’s integrated fingerprint reader and Password Manager technologies, for the first time, to support Avaya’s IP Softphone solution to boost user authentication with a swipe of a finger. The combination will help prevent unauthorized calls from the PC, and prevent unauthorized access to the user’s contact list and call history. The companies will work together to enhance the IP communications experience on ThinkPad notebooks, giving business users the highest levels of security, usability and quality of service as they place and receive phone calls from their notebook PCs.

The new Avaya Customer Interaction Suite capabilities will enable businesses to deliver superior customer service in a cost-effective manner by putting the enterprise at the service of the customer.  The new capabilities allow customers to be served by the most capable resources throughout the enterprise using new capabilities such as streaming video while providing a complete view of the customer experience.  Avaya’s new capabilities include the integration of live or streaming video, delivering a richer experience for those customers interacting through PCs or smart mobile devices. New analytics capabilities allow enterprises to manage and tailor the customer experience through the use of real-time monitoring and historical data analysis tools.

Avaya added to its Unified Communications portfolio to make it easier for users of Microsoft Corp. products to communicate and collaborate from the application, location and device that works best for them.  Avaya Unified Communications Solutions for Microsoft users integrate Avaya’s sophisticated telephony, conferencing and messaging applications with Microsoft Office Communicator, Office Outlook, Office Sharepoint, Internet Explorer and Microsoft Live Meeting applications and Windows Mobile 5.0 to provide new value for users at the desktop or on a mobile device.

Avaya joined the Google Enterprise Professional™ program to develop new capabilities for small businesses around Google’s enterprise products.  As part on this program, Avaya will develop, market and support offers that integrate Avaya’s advanced communications solutions for small businesses with the Google Apps™ Premier Edition, a subscription services solution for email, instant messaging, calendar and Web publishing services.

The company made significant additions to its suite of Unified Communications solutions for the IBM Lotus® platform.  The solutions represent integration with the most current versions of Lotus solutions in addition to extending Avaya’s voice communications deeper into the Lotus collaborative environment.

Avaya announced significant enhancements to its suite of converged IP telephony solutions specially designed for small and mid-size businesses (SMBs).   Two versions of software for Avaya IP Office, the company’s flagship solution for SMBs, and a new IP Office 500 communications server deliver a solution that enables SMBs to buy only what they need today, while easily adding users or functionality via software licenses that are also compatible with existing IP Office solutions.

Forward-Looking Statements

Certain statements made in this press release and in the earnings conference call are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements regarding Avaya’s expected performance and outlook for operating results are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to:

•                  price and product competition, including from competitors who may offer products and applications similar to those we offer as part of another offering, and from current leaders in information technology which benefit from the convergence of enterprise voice and data networks;

•                  rapid or disruptive technological development, including the effects of the technology shift from traditional TDM to IP telephony;

•                  dependence on new product development;

•                  customer demand for our products and services, including risks specifically associated with the services business and, in particular, the maintenance and rental and managed services lines of business, primarily due to renegotiations of customer contracts and changes in scope, pricing erosion and cancellations;

•                  supply issues related to our outsourced manufacturing operations, logistics, distribution or components;

•                  risks related to inventory, including warranty costs, obsolescence charges, excess capacity, material and labor costs, and our distributors’ decisions regarding their own inventory levels;

•                  general industry and market conditions and growth rates and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations;

•                  the economic, political and other risks associated with international sales and operations, including increased exposure to currency fluctuations and to European economies as a result of a large percentage of our business being conducted in Europe;

•                  the ability to successfully integrate acquired companies, which may require significant management time and attention;

•                  the ability to attract and retain qualified employees;

•                  control of costs and expenses, including difficulties in completing restructuring actions in a timely and efficient manner due to labor laws and required approvals;

•                  U.S. and non-U.S. government regulation; and

•                  the ability to form and implement alliances.

For a further list and description of such risks and uncertainties, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Avaya’s filings with the SEC, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, which are available at www.sec.gov.  Avaya disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures

In an effort to provide investors with additional information regarding the company’s results as determined by accounting principles generally accepted in the United States (GAAP), the company has also disclosed non-GAAP operating income, non-GAAP operating margin, non-GAAP net income, non-GAAP earnings per share and net cash in this press release, in the conference call and in the supplementary materials accompanying the conference call discussing second quarter earnings results.

These non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States and they have limitations in that they do not reflect all amounts associated with Avaya’s results of operations as determined in accordance with GAAP.  These measures should only be used in evaluating Avaya’s results of operations together with the corresponding GAAP measures.

Avaya believes that the presentation of non-GAAP operating income, non-GAAP operating margin, non-GAAP net income and non-GAAP earnings per share, which exclude the impact of restructuring charges, acquisition-related charges and certain income tax items, provides meaningful supplemental information regarding Avaya’s performance.  These non-GAAP financial measures also help investors compare Avaya’s financial results for the current quarter to its financial results for prior quarters and the prior fiscal year.  In addition, Avaya’s management uses these measures when reviewing the Company’s financial results and to further understand the Company’s operating performance.  Management believes that the presentation of net cash in the supplementary materials accompanying the conference call provides useful information to investors about the Company’s ability to satisfy its debt obligations with currently available funds.

The reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures is included at the end of this press release and as part of the supplementary materials accompanying the conference call in a table entitled “Reconciliation of Non-GAAP Financial Measures.”  The supplementary materials are available on the Avaya investor relations website at www.avaya.com/investors and will be included in a subsequent filing of a Form 8-K with the SEC.

Conference Call and Webcast

Avaya will host a conference call with a listen-only Q&A session to discuss these results at 5:00 p.m. EDT on Wednesday, April 25, 2007.  To ensure you are on the call from the start, we suggest you access the call 10-15 minutes early by dialing:

Within and outside the United States: 706-634-2454.

For those unable to participate, there will be a playback available from 8:00 p.m. EDT April 25 through May 1, 2007.  For the replay, if you are calling from within the United States, please dial 800-642-1687.  If you are calling from outside the United States, please dial 706-645-9291.  The passcode for the replay is 1950002.

WEBCAST Information: Avaya will webcast this conference call live, with a listen-only Q&A session.  To ensure that you are on the webcast, we suggest that you access our website (www.avaya.com/investors) 10-15 minutes prior to the start.  Supplementary materials accompanying the conference call are available at the same location.  Following the live webcast, a replay will be available on our archives at the same web address.

About Avaya

Avaya delivers Intelligent Communications solutions that help companies transform their businesses to achieve marketplace advantage. More than 1 million businesses worldwide, including more than 90 percent of the FORTUNE 500®, use Avaya solutions for IP Telephony, Unified Communications, Contact Centers and Communications-Enabled Business Processes. Avaya Global Services provides comprehensive service and support for companies, small to large. For more information visit the Avaya Web site, www.avaya.com.

Avaya Inc.

Consolidated Statements of Income

(Unaudited; Dollars and Shares in Millions, except per share amounts)

	For the three months ended		For the six months ended
	March 31,		March 31,
	2007	2006	2007	2006
REVENUE
Sales of products	$639	$593	$1,258	$1,184
Services	509	492	1,018	996
Rental and managed services	146	153	298	307
	1,294	1,238	2,574	2,487
COST
Sales of products	301	275	590	552
Services	324	319	648	641
Rental and managed services	71	66	139	127
	696	660	1,377	1,320
GROSS MARGIN	598	578	1,197	1,167

OPERATING EXPENSES
Selling, general and administrative	393	399	782	784
Research and development	114	106	228	203
Restructuring charges, net	10	20	16	20
TOTAL OPERATING EXPENSES	517	525	1,026	1,007

OPERATING INCOME	81	53	171	160

Other income, net	7	6	13	11
Interest expense	—	(2)	—	(3)

INCOME BEFORE INCOME TAXES	88	57	184	168

Provision for income taxes	31	19	56	59

NET INCOME	$57	$38	$128	$109

EARNINGS PER SHARE — BASIC	$0.13	$0.08	$0.28	$0.23

EARNINGS PER SHARE — DILUTED	$0.13	$0.08	$0.28	$0.23

Weighted Average Shares Outstanding - Basic	453	466	453	469
Weighted Average Shares Outstanding - Diluted	457	472	458	475

Avaya Inc.

Consolidated Balance Sheets

As of March 31, 2007 and September 30, 2006

(Unaudited; Dollars in Millions, except per share amounts)

	March 31, 2007	September 30, 2006(a)
ASSETS
Current assets:
Cash and cash equivalents	$829	$899
Accounts receivable less allowances of $52 and $57 as of March 31, 2007 and September 30, 2006, respectively	887	871
Inventory	282	285
Deferred income taxes, net	162	153
Other current assets	204	151
TOTAL CURRENT ASSETS	2,364	2,359

Property, plant and equipment, net	644	668
Deferred income taxes, net	740	787
Intangible assets (b)	290	263
Goodwill (c)	1,105	941
Other assets	203	182
TOTAL ASSETS	$5,346	$5,200

LIABILITIES
Current liabilities:
Accounts payable	$398	$418
Payroll and benefit obligations	365	377
Deferred revenue	303	286
Business restructuring reserve	76	98
Other current liabilities	246	249
TOTAL CURRENT LIABILITIES	1,388	1,428

Benefit obligations	1,349	1,321
Deferred income taxes, net	83	77
Other liabilities	267	288
TOTAL NON-CURRENT LIABILITIES	1,699	1,686

Commitments and contingencies

STOCKHOLDERS’ EQUITY
Common stock, par value $0.01 per share, 1.5 billion shares authorized, 450,645,215 and 452,203,778 issued (including 1,058,297 and 461,429 treasury shares) as of March 31, 2007 and September 30, 2006, respectively	5	5
Additional paid-in capital	2,622	2,637
Retained earnings	276	148
Accumulated other comprehensive loss	(631)	(698)
Less treasury stock at cost	(13)	(6)
TOTAL STOCKHOLDERS’ EQUITY	2,259	2,086
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$5,346	$5,200

Notes to the Balance Sheets:

(a)             Certain prior year amounts have been reclassified to conform to the current period presentation.

(b)            Intangible assets include $176 million related to Tenovis, $41 million related to Ubiquity, $24 million related to Spectel, $6 million related to Nimcat and $3 million related to Traverse as of March 31, 2007.

(c)             Goodwill includes $619 million related to Tenovis, $123 million related to Ubiquity, $64 million related to Spectel, $26 million related to Nimcat and $8 million related to Traverse as of March 31, 2007.

Avaya Inc.

Operating Segments

Revenue and Operating Income

Quarterly Trend

(Unaudited; Dollars in Millions)

REVENUE

	For the Fiscal Year Ended					For the Fiscal Year Ended
	September 30, 2006					September 30, 2007
	Q1	Q2	Q3	Q4	YTD	Q1	Q2	Q3	Q4	YTD

Global Communications Solutions	$661	$661	$704	$760	$2,786	$682	$698			$1,380
Avaya Global Services	588	577	593	604	2,362	598	596			1,194
Total Avaya	$1,249	$1,238	$1,297	$1,364	$5,148	$1,280	$1,294	$—	$—	$2,574

OPERATING INCOME

	For the Fiscal Year Ended					For the Fiscal Year Ended
	September 30, 2006					September 30, 2007
	Q1	Q2	Q3	Q4	YTD	Q1	Q2	Q3	Q4	YTD

Global Communications Solutions	$43	$32	$36	$86	$197	$22	$38			$60
Avaya Global Services	60	41	34	36	171	53	56			109
Corporate: (A)	4	(20)	(42)	(47)	(105)	15	(13)			2
Total Avaya	$107	$53	$28	$75	$263	$90	$81	$—	$—	$171

(A)         The segments are managed as two individual businesses and, as a result, include certain allocated costs and expenses of shared services, such as information technology, human resources, legal and finance.  At the beginning of each fiscal year, the amount of certain corporate overhead expenses, including targeted annual incentive awards, to be charged to operating segments is determined and fixed for the entire year in the annual plan.  The annual incentive award accrual is adjusted quarterly based on actual year to date results and those estimated for the remainder of the year.  This adjustment of the annual incentive award accrual, as well as any other over/under absorption of corporate overheads against plan is recorded and reported within the Corporate caption.

Avaya Inc.

Condensed Statements of Cash Flows

For the Six Months Ended March 31, 2007 and 2006

(Unaudited; Dollars in Millions)

	For the six months ended		For the six months ended
	March 31, 2007		March 31, 2006

Net cash provided by operating activities of continuing operations	$222		$275

Net cash (used for) investing activities of continuing operations	(245	)(a)	(99	)(a)

Net cash (used for) financing activities of continuing operations	(66	)(b)	(179	)(b)

Effect of exchange rate changes on cash and cash equivalents	19		(2)

Net (decrease) in cash and cash equivalents	(70)		(5)

Cash and cash equivalents at beginning of the period	899		750

Cash and cash equivalents at end of the period	$829		$745

(a)             Includes capital expenditures of $46 and $54 and capitalized software development costs of $41 and $37 for the six months ended March 31, 2007 and 2006, respectively.

The six months ended March 31, 2007 also include $146 used for the acquisition of Ubiquity and $15 used for the acquisition of Traverse Networks.

(b)            Includes $94 and $193 related to the repurchase of Avaya common stock for the six months ended March 31, 2007 and 2006, respectively.

Avaya Inc.

Supplemental Revenue Tables

(Unaudited, Dollars in Millions)

Revenue by Geography

					Second Fiscal Quarter
							Mix
2Q06	3Q06	4Q06	1Q07	Dollars in millions	2007	2006	2007	2006	Change
$719	$753	$788	$732	U.S.	$746	$719	58%	58%	$27	3.8%
				Outside the U.S:
182	182	183	186	Germany	178	182	14%	15%	(4)	-2.2%
174	205	208	203	EMEA — Europe/Middle East/Africa (Excluding Germany)	190	174	14%	14%	16	9.2%
356	387	391	389	Total EMEA	368	356	28%	29%	12	3.4%
99	87	110	88	APAC — Asia Pacific	111	99	9%	8%	12	12.1%
64	70	75	71	Americas, non-U.S.	69	64	5%	5%	5	7.8%
519	544	576	548	Total outside the U.S.	548	519	42%	42%	29	5.6%
$1,238	$1,297	$1,364	$1,280	Total revenue	$1,294	$1,238	100%	100%	$56	4.5%

Revenue by Type

					Second Fiscal Quarter
							Mix
2Q06	3Q06	4Q06	1Q07	Dollars in millions	2007	2006	2007	2006	Change
$593	$636	$690	$619	Sales of products	$639	$593	49%	48%	$46	7.8%
492	507	514	509	Services (b)	509	492	39%	40%	17	3.5%
153	154	160	152	Rental and managed services (a), (b)	146	153	12%	12%	(7)	-4.6%
$1,238	$1,297	$1,364	$1,280	Total revenue	$1,294	$1,238	100%	100%	$56	4.5%

Sales of Products by Channel

					Second Fiscal Quarter
							Mix
2Q06	3Q06	4Q06	1Q07	Dollars in millions	2007	2006	2007	2006	Change
$250	$277	$302	$259	Direct (b)	$277	$250	43%	42%	$27	10.8%
343	359	388	360	Indirect (b)	362	343	57%	58%	19	5.5%
$593	$636	$690	$619	Total sales of products	$639	$593	100%	100%	$46	7.8%

GCS Revenue by Class

					Second Fiscal Quarter
							Mix
2Q06	3Q06	4Q06	1Q07	Dollars in millions	2007	2006	2007	2006	Change
$414	$455	$483	$435	Large Communications Systems	$440	$414	63%	63%	$26	6.3%
94	92	96	85	Small Communications Systems	84	94	12%	14%	(10)	-10.6%
141	144	169	151	Converged Voice Applications	162	141	23%	21%	21	14.9%
12	13	12	11	Other	12	12	2%	2%	—	0.0%
$661	$704	$760	$682	Total revenue — GCS	$698	$661	100%	100%	$37	5.6%

AGS Revenue by Class

					Second Fiscal Quarter
							Mix
2Q06	3Q06	4Q06	1Q07	Dollars in millions	2007	2006	2007	2006	Change
$401	$402	$404	$411	Product Support Services (b)	$412	$401	69%	70%	$11	2.7%
89	106	111	98	Consulting and Systems Integration (b)	97	89	16%	15%	8	9.0%
86	84	89	89	Global Managed Services (b)	87	86	15%	15%	1	1.2%
1	1	—	—	Services — Other (b)	—	1	0%	0%	(1)	-100.0%
$577	$593	$604	$598	Total revenue — AGS	$596	$577	100%	100%	$19	3.3%

(a)             The services portion falls within the global managed services line in the AGS Revenue by Class chart and the product portion is spread among the applicable line items in the GCS Revenue by Class chart.

(b)            Prior year revenue amounts have been reclassified to conform to current interim period presentation.

Avaya Inc.

Supplemental Revenue Tables

(Unaudited, Dollars in Millions)

Revenue by Geography

	Six Months Ended March 31,
			Mix
Dollars in millions	2007	2006	2007	2006	Change
U.S.	$1,478	$1,453	57%	58%	$25	1.7%
Outside the U.S:
Germany	364	368	14%	15%	(4)	-1.1%
EMEA — Europe/Middle East/Africa (Excluding Germany)	393	352	15%	14%	41	11.6%
Total EMEA	757	720	29%	29%	37	5.1%
APAC — Asia Pacific	199	186	8%	8%	13	7.0%
Americas, non-U.S.	140	128	6%	5%	12	9.4%
Total outside the U.S.	1,096	1,034	43%	42%	62	6.0%
Total revenue	$2,574	$2,487	100%	100%	$87	3.5%

Revenue by Type

	Six Months Ended March 31,
			Mix
Dollars in millions	2007	2006	2007	2006	Change
Sales of products	$1,258	$1,184	49%	47%	$74	6.3%
Services	1,018	996	39%	40%	22	2.2%
Rental and managed services (a)	298	307	12%	13%	(9)	-2.9%
Total revenue	$2,574	$2,487	100%	100%	$87	3.5%

Sales of Products by Channel

	Six Months Ended March 31,
			Mix
Dollars in millions	2007	2006	2007	2006	Change
Direct (b)	$536	$518	43%	44%	$18	3.5%
Indirect (b)	722	666	57%	56%	56	8.4%
Total sales of products	$1,258	$1,184	100%	100%	$74	6.3%

GCS Revenue by Class

	Six Months Ended March 31,
			Mix
Dollars in millions	2007	2006	2007	2006	Change
Large Communications Systems	$875	$827	63%	62%	$48	5.8%
Small Communications Systems	169	183	12%	14%	(14)	-7.7%
Converged Voice Applications	313	292	23%	22%	21	7.2%
Other	23	20	2%	2%	3	15.0%
Total revenue — GCS	$1,380	$1,322	100%	100%	$58	4.4%

AGS Revenue by Class

	Six Months Ended March 31,
			Mix
Dollars in millions	2007	2006	2007	2006	Change
Product Support Services (b)	$823	$813	69%	70%	$10	1.2%
Consulting and Systems Integration (b)	195	184	16%	16%	11	6.0%
Global Managed Services (b)	176	167	15%	14%	9	5.4%
Services — other (b)	—	1	0%	0%	(1)	-100.0%
Total revenue — AGS	$1,194	$1,165	100%	100%	$29	2.5%

(a)             The services portion falls within the managed services line in the AGS Revenue by Class chart and the product portion is spread among the applicable line items in the GCS Revenue by Class chart.

(b)            Prior year revenue amounts have been reclassified to conform to current interim period presentation.

Avaya Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited; Dollars and Shares in Millions, except per share amounts)

	For the three months ended	For the three months ended
	March 31,	March 31,
Operating Income:	2007	2006

GAAP Operating Income	$81	$53
GAAP Operating Margin	6.3%	4.3%

Item Included in Operating Income:
Restructuring charges, net	(10)	(20)

Non-GAAP Operating Income	$91	$73
Non-GAAP Operating Margin (Non-GAAP Operating Income / Revenue)	7.0%	5.9%

	For the three months ended	For the three months ended
	March 31,	March 31,
Net Income:	2007	2006

GAAP Net Income	$57	$38

Item Included in Net Income:
Restructuring charges, net, after tax	(7)	(12)

Non-GAAP Net Income	$64	$50

Diluted Shares	457	472

Non-GAAP EPS (Non-GAAP Net Income / Diluted Shares)	$0.14	$0.11
GAAP EPS	$0.13	$0.08

Avaya defines non-GAAP operating income, non-GAAP operating margin, non-GAAP net income and non-GAAP earnings per share as excluding the impact of restructuring charges, acquisition-related charges and certain income tax items.